SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2003

HANOVER COMPRESSOR COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13071 (Commission File Number)	76-0625124 (IRS Employer Identification No.)

12001 North Houston Rosslyn Houston, Texas (Address of Principal Executive Offices)		77086 (Zip Code)

Registrant’s telephone number, including area code: (281) 447-8787

Item 5. Other Events.

On February 6, 2003 the Company issued the following press release:

HOUSTON, February 6, 2003 - Hanover Compressor Company (NYSE:HC), the leading provider of outsourced natural gas compression services, announced today that it has entered into an agreement with its lender group to amend its $350 million corporate revolving credit facility (the “Revolver”) and certain operating leases totaling approximately $573 million financed with a group of commercial banks (the “Bank Leases”). The amendment modifies certain financial covenants to allow Hanover greater flexibility in accessing the capacity under the Revolver to support its short-term liquidity needs. In addition, at the higher end of our permitted consolidated leverage ratio, the amendment would increase the commitment fee under the Revolver by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under Revolver and the Bank Leases by up to 0.75%. Any increase in our interest cost as a result of the amendment will depend on Hanover’s consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by us.

As part of the amendment, Hanover granted the lenders under the Revolver and the Bank Leases a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and pledged 65% of the equity interest in Hanover’s foreign subsidiaries. In consideration for obtaining the amendment, Hanover agreed to pay up to approximately $1.3 million to the lenders under these agreements.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover sells and provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover’s customers include premier independent and major producers and distributors throughout the Western Hemisphere.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and may include words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; reduced profit margins resulting from increased pricing pressure in our business; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover’s compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; currency fluctuations; changes in economic or political conditions in the countries in which Hanover operates; adverse results of regulatory inquiries or shareholder litigation; inability to comply with loan and lease covenants; inability to access capital markets; and legislative changes in the various countries in which Hanover does business. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Item 7. Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired.

Not applicable.

(b)    Pro Forma Financial Information.

Not applicable.

(c)    Exhibits.

10.80

Amendment dated January 31, 2003 to the (i) the Credit Agreement dated as of December 15, 1997, as amended and restated as of December 3, 2001, among the Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, as administrative agent, and the lenders parties thereto and (ii) certain Synthetic Guarantees referenced in the amendment.

10.81	Guarantee and Collateral Agreement dated January 31, 2003 made by the Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, as administrative agent, and the lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER COMPRESSOR COMPANY

Date: February 6, 2003	By:	/s/ Mark S. Berg
Name: Mark S. Berg
Title: Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description

10.80

Amendment dated January 31, 2003 to the (i) the Credit Agreement dated as of December 15, 1997, as amended and restated as of December 3, 2001, among the Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, as administrative agent, and the lenders parties thereto and (ii) certain Synthetic Guarantees referenced in the amendment.

10.81	Guarantee and Collateral Agreement dated January 31, 2003 made by the Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, as administrative agent, and the lenders parties thereto.